Exhibit 10.1
September 7, 2005
Mr. Alan Bernon
209 Cliff Road
Wellesley Hills MA 02481
Dear Alan:
I am pleased to offer you the position of President of Dean Foods Dairy Group (the “Dairy Group”), effective January 1, 2006. This position will report directly to me. We are delighted that you are willing to accept this new responsibility and I look forward to having you join our team in Dallas in September 2005.
Here are the specifics of your offer:
Term/Base Salary
We contemplate an initial term of employment through January 31, 2009. You will be paid an annual base salary at the rate of $600,000 for the last four months of 2005 and for all of 2006, $650,000 for 2007, and $700,000 for 2008.
Annual Bonus Opportunity
Effective September 1, 2005, your annual bonus target will be increased to 70% of your annualized salary, subject to the achievement of pre-established operating targets for the Northeast Region. Effective January 1, 2006, when you assume the role of President of the Dairy Group, you will be eligible to earn an annual bonus with a target amount equal to 80% of your annualized salary, subject to the achievement of certain operating targets for the group. You can earn up to 200% of your targeted bonus if operating targets are exceeded.
Stock Options and Restricted Stock
In September 2005, you will be granted 20,000 restricted stock units (RSUs) as a signing bonus. In January 2006, you will be granted (i) options to purchase 276,000 shares of Dean Foods common stock and (ii) 75,000 RSUs. This award reflects an “upfront” three-year grant. The exercise price of the options will be the closing price of a share of Dean Foods stock on the date preceding the date of grant. The options and RSUs will vest in equal installments over a period of three (3) years, beginning on the first anniversary date of the grant and fully vesting by the third anniversary of the date of grant. Any stock options which are or which become vested on or prior to your termination of employment shall remain exercisable for a period of no less than twelve (12) months following your termination of employment. Commencing January 2009, your eligibility to participate in the long term incentive program and the amount and nature of any future long term incentive awards will be determined by the Board of Directors.

Mr. Alan Bernon
September 7, 2005

Management Deferred Compensation Plan

You will be eligible to participate in the Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis.
Vacation Benefits
You will be granted five (5) weeks vacation. Unused vacation is not carried forward from year to year.
Relocation Benefits
We want your move to Texas to be a positive one. The relocation benefits provided to you include: household goods move; temporary housing; home visits; in-transit expenses; home sale assistance; duplicate housing costs; and, new home closing assistance. The policy describing these benefits is enclosed. In addition, you will be entitled to comparable relocation benefits on termination of your employment, at any time and for any reason, other than termination by the company for cause (as defined below).
Other Benefit Plans

You will also be eligible to participate in all employee benefit plans, programs, and arrangements made available to our senior-level executives or our employees generally on the same terms and conditions as other senior-level executives.
Severance

If your employment is terminated (whether during the initial term or any time thereafter) as a result of a “qualifying termination,” meaning any termination other than a termination (i) for cause (as defined below), or (ii) voluntarily by you without good reason (as defined below), you will receive a lump sum severance payment equivalent to two years of your base salary and target bonuses, less lawful deductions. If any such qualifying termination occurs prior to January 31, 2009, all unvested stock options, RSUs or other equity grants made to you will vest in full upon such qualifying termination. You will be required to execute a release of all claims and such other agreements as the company may deem necessary or appropriate in order to receive such severance pay and accelerated vesting.
For purposes of this letter agreement, the term “good reason” shall have the same meaning given such term under the Change in Control Agreement referenced below.
Termination for Cause

In the event that a termination of your employment with Dean Foods occurs for cause, no severance payment will be made. If your employment is terminated for cause, all unvested stock option and other equity grants made to you and your rights thereunder will be automatically terminated.
The term “cause” shall mean: (a) your conviction of any crime deemed by Dean Foods to make your continued employment untenable; (b) you commit an act of gross negligence or willful misconduct in connection with your employment with Dean Foods or any of its affiliates; (c) you

Mr. Alan Bernon
September 7, 2005

commit any act of dishonesty relating to Dean Foods or any of its affiliates, its employees, agents or other representatives; or (d) you fail to comply with the Dean Foods Code of Ethics, or engage in any similar conduct which brings Dean Foods or any of its affiliates into disrepute. In each case, any termination for cause will not be effective unless the Board of Directors of Dean Foods has provided you with (i) written notice of the Board’s intention to terminate you for cause, and (ii) an opportunity for you to appear before the Board to discuss any such termination. No act or omission shall constitute the basis of a termination for cause if such act or omission is taken or omitted at the request of the Board or another senior officer of Dean Foods, or is based upon the advice of counsel to Dean Foods.
Change-In-Control Provisions

You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods executive officers. In general, this agreement provides benefits of three times your annual salary and target bonus, plus vesting of all equity awards and continued health coverage for a two-year period in certain circumstances following a Change in Control. Such benefits would be in lieu of, and not in addition to, any severance payments under this agreement. As stated in the Change in Control Agreement, in order to receive these benefits, your employment must be terminated, either by the company within two years after a Change in Control, or by you for good reason within such two-year period, or by you for any reason during the 13th month after a Change in Control. The details of these provisions are set forth more fully in the enclosed Change of Control Agreement.
Other Matters

As you know, you are required to comply with the Dean Foods Code of Ethics as a condition of employment. You are required to sign the Compliance Certificate contained within the Code of Ethics at the time your employment in your new position begins and periodically thereafter.
Your new position also requires that you sign a Non-Competition Agreement. Enclosed are two copies.
The Compensation Committee will review your base salary, bonus opportunities, and other components of your compensation for possible upward adjustment if the Compensation Committee materially increases the compensation levels of other senior-level executives.
In light of your new role as President of the Dairy Group, I believe it is appropriate for you to continue to serve on the Board of Directors. Accordingly, I intend to recommend that the Governance Committee nominate you for reelection to the Board of Directors when your current term expires. However, all decisions as to nominations to the Board are and will continue to be made by the Governance Committee of the Board.

Mr. Alan Bernon
September 7, 2005

Conclusion

Alan, I am very confident you will make lasting contributions to the company. I look forward to working with you as we continue to build for the future. We are delighted to have you join us in Dallas and look forward to your arrival.

Best regards,

/s/ Gregg L. Engles

Gregg L. Engles

Agreed and accepted:

/s/ Alan J. Bernon

Alan J. Bernon

/s/ September 7, 2005

Date

Enclosures